Exhibit 99.1

News Release

For Information Contact:	Lisa Hagen (305) 500-3668 Lisa—Hagen@Ryder.com	David Bruce (305) 500-4999 David—Bruce@Ryder.com

RYDER SYSTEM, INC. ELECTS MICHAEL F. HILTON
TO ITS BOARD OF DIRECTORS

MIAMI, June 13, 2012 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today announced that Michael F. Hilton, President and Chief Executive Officer of Nordson Corporation (Nasdaq: NDSN) has been elected to its Board of Directors, effective July 1, 2012.

Mr. Hilton, 58, has served as President and Chief Executive Officer of Nordson since he joined the company in 2010. Based in Westlake, Ohio, Nordson Corporation is a $1.3 billion company that engineers, manufactures and markets products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials in a wide variety of end markets. Prior to joining Nordson, Mr. Hilton was Senior Vice President and General Manager of Air Products & Chemicals, Inc. with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. He spent 33 years at Air Products where he held roles of increasing responsibility in a variety of staff, management and operations positions.

“Mr. Hilton has a solid track record of success leading complex global organizations with diverse markets, customers, products and business units, delivering strong organic and acquisitive growth and improved performance, and is now successfully driving profitability and shareholder results as chief executive officer of his company,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We look forward to drawing on the depth of his knowledge and seasoned leadership to continue our progress at Ryder. We are honored that he has agreed to serve on our board.”

Mr. Hilton received a master’s degree in business administration and a bachelor’s degree in chemical engineering from Lehigh University. He is the past co-chair of the SEMI Industry Strategy Symposium (ISS) committee and a past member of the association’s North American Advisory Board. He also is a member of the Manufacturers Alliance/MAPI GM Council, American Institute of Chemical Engineers and National Investor Relations Institute.

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as a top third party logistics provider and included Ryder in its 2011 and 2010 “Green Partners” listing. Ryder has also been ranked two years in a row as one of the top 250 U.S. companies in the Newsweek Green Rankings. In addition, Security Magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com and follow us on Facebook, YouTube, and Twitter.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.